Exhibit 99.1

First Cash Acquires 24-Store Chain of U.S. Pawn Stores;

Expands Presence into States of Colorado, Kentucky, Wyoming and Nebraska

______________________________________________________________

ARLINGTON, Texas (June 18, 2012) -- First Cash Financial Services, Inc. (Nasdaq Stock Market: "FCFS") today announced the acquisition of 24 pawn stores located in the states of Colorado (13), Kentucky (7), Wyoming (3) and Nebraska (1).  The 24 acquired locations are all large format, full service pawn stores operating under the Mister Money brand.

Rick Wessel, chief executive officer of First Cash, stated, “This is an important strategic transaction that significantly expands our store base and geographic presence in the U.S.  The acquisition represents a 17% increase in the number of our large format U.S. stores and expands our domestic footprint from eight to a total of twelve states.  Mister Money has an established presence and customer base in each of the respective markets.  The locations in Colorado, Wyoming and Western Nebraska provide us with a strong entry point into the Rocky Mountain region.  In addition, the seven stores in Kentucky, coupled with our existing 13 locations in Indiana and Missouri, create a significant operating presence in the Midwest.  We believe that that there is potential for continued future expansion in these markets.”

The purchase price for the all-cash transaction was approximately $25.5 million.  The operations and earnings of the acquired stores have been consolidated into First Cash effective with the closing of the transaction on June 15, 2012.  The Company expects transaction and integration costs associated with the acquisition of approximately $0.01 per share in the second quarter of 2012.

Store Count Update

First Cash now operates 778 stores in total, of which 515 are in Mexico and 263 are in the U.S. Year-to-date, the Company has added 100 new locations, including the 24-store U.S. acquisition announced today, a 29-store acquisition in Mexico, 39 new stores opened in Mexico and 8 additional new or acquired stores in the U.S. The Company is increasing its estimate of fiscal 2012 store additions to be in a range of 125 to 135 total locations.

Credit Facility Update

The Company also announced that it has expanded its existing bank credit facility from $50 million to $100 million.  The facility bears interest at the prevailing LIBOR rate plus a margin that varies from 1.5% to 2.0%, depending on the Company's leverage ratio. The total interest rate on the facility is currently 1.75% annually.  At June 15, 2012, the Company had $75 million outstanding on the facility, including the borrowings associated with this acquisition.

Forward-Looking Information

This release may contain forward-looking statements about the business, financial condition and prospects of the Company.  Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “believes,” “projects,” “expects,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” or “anticipates,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy or objectives.  Forward-looking statements can also be identified by the fact that these statements do not relate strictly to historical or current matters.  Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results.  Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties.  Forward-looking statements in this release include, without limitation, the Company’s expectations of earnings per share, earnings growth, expansion strategies, regulatory exposures, store openings, liquidity, cash flow, consumer demand for the Company’s products and services, currency exchange rates, future share repurchases and the impact thereof, completion of disposition transactions and expected gains from the sale of such operations, earnings from acquisitions, the ability to successfully integrate acquisitions and other performance results.  These statements are made to provide the public with management’s current assessment of the Company’s business.  Although the Company believes that the expectations reflected in forward-looking statements are reasonable, there can be no assurances that such expectations will prove to be accurate.  Security holders are cautioned that such forward-looking statements involve risks and uncertainties.  The forward-looking statements contained in this release speak only as of the date of this statement, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.  Certain factors may cause results to differ materially from those anticipated by some of the statements made in this release.  Such factors are difficult to predict and many are beyond the control of the Company and may include changes in regional, national or international economic conditions, changes in the inflation rate, changes in the unemployment rate, changes in consumer purchasing, borrowing and repayment behaviors, changes in credit markets, the ability to renew and/or extend the Company’s existing bank line of credit, credit losses, changes or increases in competition, the ability to locate, open and staff new stores, the availability or access to sources of inventory, inclement weather, the ability to successfully integrate acquisitions, the ability to hire and retain key management personnel, the ability to operate with limited regulation as a credit services organization, new federal, state or local legislative initiatives or governmental regulations (or changes to existing laws and regulations) affecting consumer loan businesses, credit services organizations and pawn businesses (in both the United States and Mexico), changes in import/export regulations and tariffs or duties, changes in anti-money laundering regulations, unforeseen litigation, changes in interest rates, monetary inflation, changes in tax rates or policies, changes in gold prices, changes in energy prices, cost of funds, changes in foreign currency exchange rates, future business decisions, public health issues and other uncertainties.  These and other risks, uncertainties and regulatory developments are further and more completely described in the Company’s Annual Report on Form 10-K and updated in subsequent releases on Form 10-Q.

About First Cash

First Cash Financial Services, Inc. is a leading international specialty retailer and provider of consumer financial services.  Its 672 retail pawn locations buy and sell a wide variety of jewelry, electronics, tools and other merchandise, and make small customer loans secured by pledged personal property.  The Company’s 106 consumer loan locations provide various combinations of financial services products including consumer loans, check cashing and credit services.  In total, the Company owns and operates 778 stores in twelve U.S. states and 24 states in Mexico.

First Cash was named by Fortune Magazine as one of America’s 100 fastest growing companies for 2011.  First Cash is also a component company in both the Standard & Poor’s SmallCap 600 Index® and the Russell 2000 Index®.  First Cash’s common stock (ticker symbol "FCFS") is traded on the Nasdaq Global Select Market, which has the highest initial listing standards of any stock exchange in the world based on financial and liquidity requirements.

For further information, please contact:

Gar Jackson

Phone:

(949) 873-2789

Email:

gar@irsense.com

Rick Wessel, Chairman and Chief Executive Officer

Doug Orr, Executive Vice President and Chief Financial Officer

Phone:

(817) 505-3199

Email:

investorrelations@firstcash.com

Website:

www.firstcash.com